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                                                                     EXHIBIT 5.1

                                 July 23, 1997

General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076

         Re: Registration Statement on Form S-8

Gentlemen:

         I am General Counsel of General Cable Corporation, a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement") of up to 50,000 shares of the Company's Common Stock, $.01 par value (the "Shares") and an indeterminate amount of plan interests (the "Plan Interests") issuable under the General Cable Corporation and Subsidiaries Benefit Equalization Plan (the "Plan"). The Shares will be purchased in the open market.

         As counsel for the Company I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. In addition, I have examined such documents and materials, including the Certificate of Incorporation, Bylaws, and other corporate records of the Company, as I have deemed necessary for the purpose of this opinion.

         On the basis of the foregoing, I am of the opinion that the Plan Interests, when extended in accordance with the terms of the Plan, will be validly issued.

         I hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

                                                     Very truly yours,

                                                     /s/ Robert J. Siverd

                                                     Robert J. Siverd, Esq.